Exhibit 5.1


                                September 6, 1996


Remington Products Company, L.L.C.
Remington Capital Corp.
60 Main Street
Bridgeport, CT   06604

          Re:  11% Series B Senior Subordinated Notes due 2006
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Gentlemen:

          We have acted as special counsel to Remington Products Company,

L.L.C., a Delaware limited liability company ("Remington"), and Remington
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Capital Corp., a Delaware corporation ("Capital" and, together with Remington,
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the "Issuers"), in connection with the proposed registration under the
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Securities Act of 1933, as amended (the "Securities Act"), of $130,000,000
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principal amount of 11% Series B Senior Subordinated Notes due 2006 (the "New
                                                                          ---
Notes") for the purpose of effecting an exchange offer (the "Exchange Offer")
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for the Issuers' 11% Series B Senior Subordinated Notes due 2006 (the "Old

Notes").
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          In connection therewith, we have examined and relied upon the original, or copies certified or otherwise identified to our satisfaction, of:
(i) the Certificate of Formation and the Amended and Restated Limited Liability Company Agreement of Remington dated as of May 16, 1996; (ii) the Certificate of Incorporation and By-Laws of Capital; (iii) minutes and records of the corporate proceedings of the Issuers with respect to the issuance and sale of the New Notes; (iv) the Registration Statement and exhibits thereto; (v) the Indenture entered into as of May 23, 1996 among Remington, Capital and The Bank of New York (the "Trustee") relating to the Old Notes and the New Notes (the
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"Indenture"); and (vi) such other documents, corporate records and other
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instruments as we have deemed necessary for the expression of the opinions contained herein.

          For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Issuers, and the due authorization, execution and delivery of all documents by the parties thereto other than the Issuers.

          Based on the foregoing, we are of the opinion that:

          (1) Remington is a limited liability company validly existing under the laws of the State of Delaware.




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Remington Products Company, L.L.C.
Remington Capital Corp.
September 6, 1996
Page 2




          (2) Capital is a corporation validly existing under the laws of the State of Delaware.

          (3) The sale and issuance of the New Notes has been validly authorized by each of the Issuers.

          (4) When, as and if (i) the Registration Statement shall have become effective pursuant to the provisions of the Securities Act,
     (ii) the Indenture shall have been qualified pursuant to the provisions of the Trust Indenture Act of 1939, as amended, (iii) the Old Notes shall have been validly tendered to the Issuers and (iv) the New Notes shall have been issued in the form and containing the terms described in the Registration Statement, the Indenture, the resolutions of each of Remington's Management Committee and Capital's Board of Directors authorizing the foregoing and any legally required consents, approvals, authorizations and other order of the Commission and any other regulatory authorities to be obtained, the New Notes when issued pursuant to the Exchange Offer will be legally issued, fully paid and nonassessable and will constitute binding obligations of the Issuers.

          Our opinions as herein expressed are subject to the following qualifications:

          (a) our opinions are subject to the effect of applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or transfer or other laws of general applicability relating to or affecting the enforcement of creditors' rights from time to time in effect and to general principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity);

          (b) provisions in the Indenture and the New Notes deemed to impose the payment of interest on interest may be unenforceable, void or voidable under applicable law;

          (c) requirements in the Indenture and the New Notes specifying that the provisions thereof may only be waived in writing may not be valid, binding or enforceable to the extent that an oral or implied agreement by trade practice or course of conduct has been created modifying any provision of such documents;

          (d) we express no opinion as to the enforceability of the indemnification provisions of the Indenture and the New Notes insofar as said provisions might






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Remington Products Company, L.L.C.
Remington Capital Corp.
September 6, 1996
Page 3


     require indemnification with respect to any litigation against the Issuers determined adversely to the Trustee, or any loss, cost or expense arising out of the Trustee's gross negligence or willful misconduct or any violation by such trustee of statutory duties, general principles of equity or public policy; and

          (e) we express no opinion with respect to indemnification or contribution obligations which contravene public policy, including, without limitation, indemnification or contribution obligations which arise out of failure to comply with applicable state or federal securities law.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption titled "Legal Matters" in the Prospectus which is part of the Registration Statement.

          We do not find it necessary for purposes of this opinion, and accordingly do not purport to cover herein, the application of the securities or "Blue Sky" laws of the various states to issuance of the New Notes.

          We express no opinions as to matters under or involving any laws other than the laws of the State of New York, the federal laws of the United States of America, the Limited Liability Company Act of the State of Delaware and the General Corporation Law of the State of Delaware.

          This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

                              Yours very truly,


                              /s/ KIRKLAND & ELLIS
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                              KIRKLAND & ELLIS